Exhibit 99.1

Access National Bank Appoints Chief Credit Officer

RESTON, Va.--(BUSINESS WIRE)--November 16, 2010--Access National Bank, a subsidiary of Access National Corporation (NASDAQ: ANCX), announced today it has hired Fred J. Rubin to serve as Senior Vice President and Chief Credit Officer. In this expansionary role, Mr. Rubin will be responsible for the credit policy, monitoring and reporting of all credit risk activities of the bank. The duties being assumed by Mr. Rubin are being split from the responsibilities of Mr. Robert Shoemaker, who continues to serve as Senior Loan Officer and a Director of both the bank and its holding company, Access National Corporation.

Mr. Rubin has more than 25 years experience in large and small banking companies as well as banking and financial regulatory bodies. According to Access National Bank CEO Michael Clarke, “Fred’s experience and role provide key management components to methodically and safely scale our business to $1 billion in assets and beyond, whether by organic growth or strategic combination. We are extremely fortunate to add an executive to our team with exceptional targeted experience and skill.”

Access National Bank, an independent, nationally chartered bank serving the business community of the greater D.C. Metropolitan area, is a subsidiary of Access National Corporation, headquartered in Reston, Virginia with $805 million in assets reported as of September 30, 2010. Additional information is available on our website at www.AccessNationalBank.com. The shares of Access National Corporation are traded on the NASDAQ Global Market under the symbol "ANCX".

This press release contains “forward-looking statements” within the meaning of the federal securities laws. These statements may be identified as “may”, “could”, “expect”, “believe”, “anticipate”, “intend”, “plan” or variations thereof. These forward-looking statements may contain information related to those matters such as the Company’s intent, belief, or expectation with respect to matters such as financial performance. Such statements are necessarily based on assumptions and estimates and are inherently subject to a variety of risks and uncertainties concerning the Company’s operations and business environment, which are difficult to predict and beyond control of the company. Such risks and uncertainties could cause the actual results of the Company to differ materially from those matters expressed or implied in such forward-looking statements. For an explanation of certain risks and uncertainties associated with forward-looking statements, please refer to the Company’s Annual Report on Form 10-K and other SEC filings.

CONTACT:
Access National Bank
Michael W. Clarke, President & CEO, 703-871-2100